EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2007	2006	2007	2006

Net income	$278	$393	$803	$839
Less: distributed earnings to common shareholders	127	115	379	344
Undistributed earnings	$151	$278	$424	$495

Common shareholders earnings
Basic
Distributed earnings to common shareholders	$127	$115	$379	$344
Undistributed earnings allocated to common shareholders	143	264	402	469
Total common shareholders earnings, basic	$270	$379	$781	$813
Diluted
Distributed earnings to common shareholders	$127	$115	$379	$344
Undistributed earnings allocated to common shareholders	143	264	402	469
Total common shareholders earnings, diluted	$270	$379	$781	$813

Weighted average common shares outstanding, basic	352	347	350	345
9.50% Convertible Subordinated Notes	19	19	19	19
Weighted average common shares outstanding and participating securities, basic	371	366	369	364

Weighted average common shares outstanding, basic	352	347	350	345
Employee share-based compensation and accelerated share repurchase program (1)	1	2	2	4
Weighted average common shares outstanding, diluted	353	349	352	349
9.50% Convertible Subordinated Notes	19	19	19	19
Weighted average common shares outstanding and participating securities, diluted	372	368	371	368

Net earnings per common share, basic
Distributed earnings, basic (2)	$0.36	$0.33	$1.08	$1.00
Undistributed earnings, basic	0.41	0.76	1.15	1.36
Total	$0.77	$1.09	$2.23	$2.36

Net earnings per common share, diluted
Distributed earnings, diluted	$0.36	$0.33	$1.08	$0.99
Undistributed earnings, diluted	0.41	0.76	1.14	1.34
Total	$0.77	$1.09	$2.22	$2.33

(1) Includes approximately 1 million shares of PG&E Corporation common stock treated as outstanding in connection with accelerated share repurchases for the nine months ended September 30, 2006. The remaining shares relate to share-based compensation and are deemed to be outstanding under SFAS No. 128 for the purpose of calculating EPS.

(2)“Distributed earnings, basic” may differ from actual per share amounts paid as dividends, as the EPS computation under GAAP requires the use of the weighted average number of shares outstanding rather than the actual number.